Exhibit 10.iii.i.

Description of Mosaic Synergy Incentive Plan

The Mosaic Company (“Mosaic”) expects annual, pre-tax operating synergies from the business combination (the “Combination”) between IMC Global Inc. and Cargill Crop Nutrition of $145.0 million by the end of the fiscal year ending May 31, 2007. Capital investments to implement the synergies are estimated to be between $80 and $100 million. In addition, Mosaic is incurring operating expenses such as severance costs and other costs to implement these synergies. In order to motivate key employees, including executive officers, to achieve or exceed the expected levels of synergies, in addition to the Mosaic Incentive Plan, Mosaic has a Synergy Incentive Plan for each of its first three fiscal years (ending May 31, 2007) pursuant to which key managers, including executive officers, are eligible for additional annual cash incentive compensation. The Synergy Incentive Plan is designed to more directly align the interests of key employees with the interests of stockholders in achieving synergies from the Combination. Under the Synergy Incentive Plan, a pool available for bonuses is established for each fiscal year based upon attainment of levels of annual pre-tax synergies from the Combination that have been pre-established by the Board, upon the recommendation of the Compensation Committee. Individual bonuses are payable from the pool based upon the assessment, by the Compensation Committee of Mosaic’s Board of Directors, in the case of executive officers, and by the Company’s Senior Leadership Team, in the case of other participants, of business unit and individual contributions towards achieving Mosaic’s synergy goals.